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                                                                     EXHIBIT 2.6



                              AGREEMENT OF MERGER
                                  BY AND AMONG
                       AMERICAN HELICOPTER DRILLING INC.,
                             DAVID WARD, LINDA WARD

                                      AND

                           OMNI ENERGY SERVICES CORP.
                          DATED AS OF OCTOBER 31, 1997
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                              AGREEMENT OF MERGER
                                  BY AND AMONG
                       AMERICAN HELICOPTER DRILLING INC.,
                             DAVID WARD, LINDA WARD
                                      AND
                           OMNI ENERGY SERVICES CORP.
                          DATED AS OF OCTOBER 31, 1997


     THIS AGREEMENT OF MERGER (the "Agreement") is made and entered into as of the 31st day of October 1997 by and among OMNI ENERGY SERVICES CORP., a Louisiana corporation ("Omni"), AMERICAN HELICOPTER DRILLING INC., a Montana corporation ("American"), Linda Ward, in her capacity as a shareholder of American, and David Ward, in his capacity as a shareholder and president of American (Mr. and Ms. Ward are collectively referred to herein as the "Shareholders").

                                    RECITALS

     WHEREAS, the Shareholders collectively own 100% of the issued and outstanding common stock of American, no par value per share (the "American Common Stock");

     WHEREAS, American is primarily engaged in the seismic rock drilling business in the Rocky Mountain region (the "Business");

     WHEREAS, Omni is an oilfield service company providing an integrated range of onshore seismic drilling, helicopter support and survey services to geophysical companies operating in logistically difficult and environmentally sensitive terrain in the United States, primarily along the U.S. Gulf Coast;

     WHEREAS, Omni is currently undertaking the initial public offering (the "Initial Public Offering") of shares of Omni common stock (the "Omni Common Stock") pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 26, 1997 (the "Registration Statement"); and

     WHEREAS, subject to the terms and conditions set forth herein, the parties hereto have agreed to effect a tax-free merger of American with and into Omni pursuant to section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, each of the parties hereto agrees as follows:

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                                 SECTION 1
                          MERGER OF AMERICAN INTO OMNI

          1.1 The Merger. At the Effective Time (as hereinafter defined), in accordance with the terms and subject to the conditions of this Agreement, the Louisiana Business Corporation Law (the "LBCL") and the Montana Business Corporation Act (the "Montana Act"), American will merge with and into Omni (the "Merger"), the separate corporate existence of American shall cease and Omni shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

          1.2  The Closing.

               1.2.1 Unless this Agreement shall have been terminated pursuant to the provisions hereof, and subject in each case to the satisfaction or waiver of the conditions to closing specified in Section 6 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jones Walker Waechter Poitevent Carrere & Denegre at FirstNBC Center, New Orleans, Louisiana, commencing at 9:00 a.m. local time on the earlier to occur of (i) December 31, 1997, (ii) ten days following satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or (iii) such other date as the Parties may mutually determine (such date being referred to herein as the "Closing Date").

               1.2.2 If all conditions set forth in Section 6 hereof are satisfied or duly waived, at the Closing, (i) American will deliver to Omni the certificates, instruments, and documents referred to in Section 2.1 below, (ii) Omni will deliver to American the certificates, instruments, and documents referred to in Section 2.2 below, (iii) Omni and American shall execute, deliver and acknowledge the Certificate of Merger in the form attached hereto as Exhibit
1.2 and in such other form as may be required by the Montana Act or the LBCL (the "Certificate of Merger"), and (iv) Omni will deliver to the Shareholders the consideration to be paid in the Merger as provided in Sections 1.4 and 1.6 hereof.

          1.3  The Effective Time; Effect of Merger.

               1.3.1 The Merger shall be effective upon the filing of the Certificate of Merger with the Secretary of State of Montana in accordance with the Montana Act, or at such other time and date as is provided in the Certificate of Merger pursuant to the mutual agreements of American and Omni (hereinafter referred to as the "Effective Time"). Omni agrees that it shall cause the Certificate of Merger to be filed in accordance with the Montana Act and the LBCL as soon as practicable after the Closing. Upon the Effective Time and by virtue of the Merger, the Surviving Corporation shall possess all the rights, privileges and franchises possessed by American and shall be responsible for all of the liabilities and obligations of American in the same manner as if the Surviving Corporation had itself incurred such liabilities or obligations, and the Merger shall have such other effects as may be specified in the applicable provisions of the LBCL.

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               1.3.2 Directors and Officers; Articles of Incorporation. After
the Effective Time and until their successors shall have been duly elected or appointed, the directors and officers of Omni will be the directors and officers of the Surviving Corporation. The Articles of Incorporation and By-laws of Omni, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and by-laws of the Surviving Corporation after the Effective Time until thereafter duly amended.

               1.3.3 Financial Accounting Effect. For financial and tax accounting and reporting purposes the Merger shall be effective as of October 1, 1997 and the respective financial, tax and accounting records and statements of each party hereto shall be prepared as if such Merger were declared effective as of October 1, 1997.

          1.4 Conversion of American Shares. At and as of the Effective Date, by reason of the Merger (a) all of the issued and outstanding shares of American Common Stock, shall be converted into the right to receive that number of shares of Omni Common Stock having an aggregate value of $2,500,000 based upon the price at which such shares are sold to the public in the Initial Public Offering and (b) all shares of American Common Stock, whether issued and outstanding or held in treasury, shall be canceled. The shares of Omni Common Stock issued in connection with the Merger shall be allocated between the Shareholders on a pro rata basis based upon the number of shares of American Common Stock held by each of them at the Effective Time as set forth in Schedule 1.4 hereof. Cash will be issued in lieu of any fractional shares and will be similarly allocated between the Shareholders.

          1.5 Delivery and Exchange of Certificates. On the Closing Date, the Shareholders shall deliver to Omni all certificates representing outstanding shares of American Common Stock. Upon such delivery, Omni shall deliver to each Shareholder a certificate representing the number of shares of Omni Common Stock into which such shares will be converted at the Effective Time, as determined in
Section 1.4 hereof. Until so delivered, each certificate which represented shares of American Common Stock before the Effective Time shall be deemed for all purposes to represent the number of whole shares of Omni Common Stock into which such shares shall have been converted in the Merger. Omni may, at its option, refuse to pay any dividend or other distribution, if any, payable after the Effective Time to the holders of shares of Omni Common Stock to the holders of certificates evidencing undelivered shares of American Common Stock. Whether or not a stock certificate representing shares of American Common Stock is delivered as provided herein, from and after the Effective Time, such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or interest in American or any person, firm or corporation other than Omni.

          1.6 Cash Consideration. In addition to the shares of Omni Common Stock into which the outstanding shares of American Common Stock are convertible as set forth in Section 1.4 hereof, at the Effective Time Omni will pay the Shareholders by wire transfer according to their respective instructions an aggregate of One Million Fifty Thousand and no/100 dollars ($1,050,000.00) cash, which amount shall be allocated among the Shareholders on a pro rata based upon the number of

                                       3
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shares of American Common Stock held by each of them at the Effective Time as set forth in Schedule 1.4 hereof.

                                 SECTION 2
                      EVENTS OCCURRING ON THE CLOSING DATE

          2.1 Deliveries by American and the Shareholders. On the Closing Date, American will deliver to Omni the following:

               2.1.1 A copy of the Articles of Incorporation of American, certified by the Secretary of State of the State of Montana as of a date within thirty (30) days of the Closing Date;

               2.1.2 A certificate from the Secretary of State of the State of Montana as of a date within thirty (30) days of the Closing Date as to the good standing of American in such state;

               2.1.3 A certificate of the Secretary of American, attaching thereto a true and complete copy of its By-laws in effect on the Closing Date and attesting to the incumbency of the person executing this Agreement on behalf of American;

               2.1.4 A certificate from the president of American and each of the Shareholders stating that its and their respective representations and warranties are true, complete and accurate in all material respects at and as of the Closing Date;

               2.1.5 The executed counterpart copies of all consents, approvals, authorizations and permits, if any, from third parties as referred to in Section
3.1.25 hereof;

               2.1.6 An Employment and Non-Competition Agreement between David Ward and Omni, which agreement shall be in the form set forth in Exhibit 2.1 hereto (the "Employment Agreement");

               2.1.7 Mr. Ward will execute and deliver the Lease Agreement (as hereinafter defined);

               2.1.8 An opinion of legal counsel to American and the Shareholders as to the due incorporation, existence and good standing of American, its qualification to do business in Montana and any Material Jurisdictions (as defined in Section 3.1.8 hereof), its power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and such other matters as shall be reasonably requested by Omni; and

               2.1.9 All other previously undelivered items required to be delivered by American at or prior to the Closing Date pursuant to the terms of this Agreement.

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          2.2 Deliveries by Omni. On the Closing Date, Omni will deliver the following to the Shareholders:

               2.2.1 The shares of Omni Common Stock as set forth in Section
1.4.

               2.2.2  The cash consideration set forth in Section 1.6.

               2.2.3  The Employment Agreement.

               2.2.4  The Lease Agreement.

               2.2.5  Any consents required by Section 6.3.1.

               2.2.6  The legal opinion required by Section 6.3.5.

               2.2.7  The officer's certificate required by Section 6.3.4.

               2.2.8  The incumbency certificate required by
Section 6.3.2.

                                   SECTION 3
                        REPRESENTATIONS AND WARRANTIES

          3.1 Representations and Warranties of American and the Shareholders. Each Shareholder, with respect to matters relating to themselves and their respective American Common Stock, represents and warrants to and agrees with Omni as set forth as follows in Sections 3.1.1 through 3.1.6 and the Shareholders, acting jointly and severally, represent and warrant to and agree with Omni as follows with respect to the matters set forth in Sections 3.1.7 through 3.1.30.

               3.1.1 Ownership. Each Shareholder is, and at the Effective Time will be, the record and beneficial owner of the number of shares of American Common Stock, which are represented by the certificates bearing the numbers, shown opposite their respective names in Schedule 1.4 hereof. Each Shareholder has, and at the Effective Time, will have good and marketable title to all such shares and the absolute right to deliver such shares in accordance with the terms hereof, free and clear of all liens, pledges and encumbrances of any kind. Each Shareholder has the power, authority and capacity necessary to approve the Merger, execute and deliver this Agreement and perform its obligations under this Agreement.

               3.1.2 Pending Actions. As of the date hereof there are, and at the Effective Time there will be, no actions, suits or proceedings pending or threatened involving the ownership by the Shareholders of their respective shares of American Common Stock or their ability to approve the Merger pursuant to this Agreement.

               3.1.3 No Other Agreements. Except for this Agreement, the Employment Agreement, the Lease Agreement, and certain agreements regarding employee benefits and other matters ancillary to the Employment Agreement, there are no contracts, agreements, arrangements or understandings between any Shareholder and Omni relating to American or the transactions contemplated by this Agreement. No Shareholder is a party to any agreement with respect to the voting, sale or transfer of any of the American Common Stock or the issuance of any additional shares of American capital stock or the redemption of any such stock.

              3.1.4  Restrictions on Resale; Investment Intent.

                    (i) Each Shareholder is acquiring the Omni Common Stock to be received in connection with the Merger for investment for their own account and has no present intention of reselling or otherwise distributing or participating in a distribution of such stock. Each Shareholder understands that the shares of Omni Common Stock to be issued in the Merger will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), that such shares will be "restricted securities" as that term is defined in Rule 144 ("Rule 144") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act, and that the Shareholder cannot transfer any of such shares unless they are subsequently registered under the Securities Act and under any applicable state securities law or are transferred in a transfer that, in the opinion of counsel satisfactory to Omni, is exempt from such registration. Each Shareholder further understands that Omni is not obligated by this Agreement to register such shares under the Securities Act or under any such state laws and that Omni will, as a condition to the transfer of any such shares, require that the request for transfer be accompanied by an opinion of counsel, in form and substance satisfactory to Omni, to the effect that the proposed transfer does not result in a violation of the Securities Act or any applicable state securities law, unless such transfer is covered by an effective registration statement. Each Shareholder understands that such shares of Omni Common Stock may not be sold publicly in reliance on the exemption from registration under the Securities Act afforded by Rule 144 unless and until the minimum holding period and other requirements of Rule 144 have been satisfied.

                (ii) Each Shareholder has been represented by competent and experienced legal counsel in connection with the negotiation and execution of this Agreement, has been granted the opportunity to make a thorough investigation of and to obtain information with respect to the affairs of Omni and their acquisition of Omni Common Stock, and has availed himself or herself of such opportunity either directly or through its legal counsel and other authorized representatives.

                (iii) Each Shareholder has been advised that the shares of Omni Common Stock issued hereunder have not been and are not being registered under the Securities Act and that Omni in issuing such shares is relying upon, among other things, the representations and warranties of the Shareholders contained in this Section in concluding that such issuance does not require compliance with the registration provisions of the Securities Act.

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

                (iv) Each Shareholder understands and agrees that all certificates evidencing the shares of Omni Common Stock issued hereunder will bear restrictive legends in substantially the following form:

                    The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state law, and may not be transferred without registration under the Act and any such state law or an opinion of counsel satisfactory to the corporation that registration is not required.

          3.1.5 Information. The Shareholders acknowledge that (i) they have received and have reviewed to their satisfaction this Agreement, the Registration Statement and such additional material information with respect to the Merger and Omni, if any, as each of them has requested and (ii) such information is sufficient for them to determine objectively whether to approve the Merger and enter into this Agreement.

          3.1.6 Capitalization and Ownership. The authorized capital stock of American consists of 50,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of such common stock have been duly authorized and are validly issued fully paid and non-assessable. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to any share of capital stock of American, and there are no outstanding securities or debt obligations of American convertible into shares of capital stock of American. Other than the shares of American Common Stock listed in Schedule 1.4, there are no shares of American capital stock outstanding.

          3.1.7     Organization.

          (i) American is a corporation duly organized, validly existing, and in good standing under the laws of the State of Montana, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

          (ii) The copy of the Articles of Incorporation and all amendments thereto of American, as certified by the Secretary of State of the State of Montana, and the By-laws, as amended to date, of American, as certified by its Secretary and delivered to Omni, are true, complete, and correct copies of the respective Articles of Incorporation and By-laws, as amended and currently in effect, of American.

          3.1.8 Qualification. American is licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it conducts its business, except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Business taken as a whole (the "Material Jurisdictions").

          3.1.9 Authority. American has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by American of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of American; no other corporate proceedings on the part of American or any other person or entity, whether pursuant to the Articles of Incorporation or By-laws of American or by law or otherwise, are necessary to authorize American to enter into this Agreement, or to consummate the transactions contemplated hereby; and this Agreement is the legal, valid, and binding obligation of American (and the Shareholders, as the case may be). This Agreement has been duly executed and delivered by American and the Shareholders and constitutes a valid and binding obligation of American and the Shareholders, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

          3.1.10 No Conflict. Except as set forth in Schedule 3.1.10 hereof (the items listed in such Schedule being referred to herein as "Permitted Encumbrances"), neither the execution and the delivery of this Agreement by American and the Shareholders, nor the consummation of the transactions contemplated hereby do or will (i) violate, conflict with, or result in a breach of any provisions of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, (iv) result in the creation of any lien, security interest, charge, claim, mortgage or encumbrance (collectively referred to hereafter as "Encumbrances") upon any of American's properties or assets under any of the terms, conditions or provisions of American's Articles of Incorporation or By-laws or any note, bond, mortgage, indenture, deed of trust, lease, license, loan agreement or other instrument or obligation to or by which American, the Shareholders or any of its or their assets are bound, or (v) violate any order, writ, injunction, decree, statute, rule or regulation of any governmental entity applicable to either American, the Shareholders or any of their respective assets, except for any such conflict, breach, termination, acceleration, default or Encumbrance which would not have a material adverse effect on (A) the business, assets or financial condition of American or (B) American's or the Shareholder's ability to consummate any of the transactions contemplated hereby.

          3.1.11 Financial Statements. American has heretofore delivered to Omni its balance sheet as of March 31, 1997 (the "Balance Sheet"), and the related statement of operations for the three months ended March 31, 1997, together with its balance sheet as of December 31, 1996 and the related statement of operations for the year then ended. The financial statements referred to in the preceding sentence are hereinafter collectively referred to as the "Financial Statements." Each of the Financial Statements was prepared from the books and records of American in conformity with generally accepted accounting principles consistently applied, and fairly present the financial condition and results of operations of American for the period and as of the dates stated therein.

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Except to the extent reflected in the Financial Statements, American has no liabilities or obligations required to be reflected in the Financial Statements (or the notes thereto) in accordance with generally accepted accounting principles other than current liabilities incurred in the ordinary course of business, consistent with past practice subsequent to March 31, 1997.

          3.1.12 Absence of Certain Changes or Events. Except as set forth in Schedule 3.1.l2 hereto, since March 31, 1997 (the "Balance Sheet Date"), American has operated the Business in the ordinary course consistent with past practice, and neither American nor the Business has:

          (i) Suffered any material adverse change in its business or any event or condition of any character, which individually or in the aggregate, has had or might reasonably be expected to have a material adverse effect on the business or financial condition of the Business taken as a whole;

          (ii) Incurred any obligations or liabilities (absolute, accrued, contingent, or otherwise) or entered into any transactions, commitments or agreements other than in the ordinary course of business and consistent with past practice;

          (iii) Paid, discharged, or satisfied any claims, obligations, or liabilities (absolute, accrued, contingent, or otherwise), except the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of any claims, obligations, and liabilities (i) which are reflected or reserved against in the Financial Statements or (ii) which were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

          (iv) Permitted or allowed any of its properties or assets, whether tangible or intangible, to be subjected to any Encumbrances or other liabilities and obligations;

          (v) Written off as uncollectible, or canceled or waived, any accounts receivable or any portion thereof, or any debts or claims, except in the ordinary course of business and consistent with past practice;

          (vi) Sold, conveyed, or otherwise disposed of any properties or assets, except for fair consideration in the ordinary course of business and consistent with past practice;

          (vii) Disposed of or permitted to lapse any item of intangible property, or any license, permit, or other form of authorization to use any intangible property;

          (viii) Except for normal increases that are not material and are consistent with past practice, granted or agreed to grant any increase in the compensation of any employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or become a party to or instituted any new benefit programs for any employee;

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

          (ix) Made any change in any method of accounting or accounting practice or in any Tax (as such term is defined in Section 8.2 of this Agreement) procedures or elections;

          (x) Terminated or suffered a termination of (excluding a termination in accordance with its terms) or amended, any material contract, agreement, license, or lease;

          (xi) Declared, paid, or made, or set aside for payment or making, any dividend or other distribution in respect of the capital stock of American or, directly or indirectly, redeemed, purchased, or otherwise acquired any of the capital stock of American;

          (xii) Suffered any damage, destruction or casualty loss to the physical properties of American (whether or not covered by insurance), materially and adversely affecting the business, operations, prospects or financial condition of American; or

          (xiii) Agreed, whether in writing or otherwise, or made any arrangement, whether or not legally binding, to take any action which, if taken prior to the date hereof, would have served to make false any of the statements contained in clauses (i) through (xiii) of this Section 3.1.12.

          3.1.13    Certain Tax Matters.

          (i) All income taxes, unemployment, social security, franchise, real property, personal property and all other taxes levied, assessed or imposed upon American in connection with American's operation of the Business by the United States, or any state, or governmental subdivision of either, to the extent due and payable, have been duly paid to date or are being contested through appropriate administrative or judicial procedures, and no liability for deficiencies with respect thereto exists. There are no tax audits pending nor any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income tax return for any period in connection with American's operation of the Business. No tax deficiencies have been determined nor proposed tax assessments charged against American (nor is there any basis therefor) in connection with American's operation of the Business. American has filed all federal, state, local, sales, franchise, withholding, real and personal property tax returns required to be filed in connection with American's operation of the Business. No penalties or other charges are, or will become, due with respect to the late filing of any return by American in connection with American's operation of the Business. True, correct and complete copies of the state and local real property and personal property tax returns of American in connection with American's operation of the Business for American's last three fiscal years have been delivered to Purchaser.

          (ii) American:

                    (x) Is not subject to any liens for Taxes on its assets;

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                (y) Is not currently under any contractual obligation to pay the
Tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any Tax;

                (z) Is not subject to any (A) claims, audits, actions, suits, proceedings, or investigations with respect to any Tax or assessment for which the Purchaser could be liable, which would be material to the Business, and (B) requests for rulings in respect of any Tax or any proposed transaction pending before any Taxing Authority (as defined in Section 8.2 of this Agreement).

          (iii) Neither of the Shareholders is aware of any facts that could give rise to any claim, audit, action, suit, proceeding, or investigation with respect to any material Tax or assessment for which Omni could be liable and which would be material.

          (iv) No Tax or assessment will be assessed on or after the Effective Time against or pertaining to American or any assets of the Business for any tax period ending on or prior to the Effective Date, or for any period ending after the Effective Date with respect to any portion of such tax period that includes or is prior to the Effective Date, other than Taxes disclosed in the Financial Statements.

          3.1.14 Condition of Facilities. The facilities and other property owned or leased by American, including equipment, furniture, vehicles and other tangible personal property owned or held or used in the conduct of the Business (collectively, the "Assets"), are in good operating condition and repair, ordinary wear and tear excepted, and are in adequate working order for the continued conduct of the Business as it is currently conducted. Other than as disclosed herein, neither of the Shareholders has knowledge of any condition or defect, in any of the Assets which would materially affect the fair market value, use or operation of the Business.

          3.1.15    Receivables; Payables.

          (i) Schedule 3.1.15 sets forth a list of all accounts and notes receivable accrued in connection with the operation of the Business as of the Effective Date that have a balance of in excess of $5,000, their respective balances and an accurate aging thereof. (Such notes and receivables are referred to collectively as "Receivables"). The Receivables have been earned and recorded in the ordinary course of business consistent with past practices, and no Receivables are subject to any counterclaim or offset. None of the Receivables has been sold, transferred, or otherwise disposed of by American and all are fully collectible. Other than those Receivables set forth in Schedule 3.1.15, there are no accounts or notes receivable by American which either individually or in the aggregate are material to the Business.

          (ii) Schedule 3.1.15 contains an aging schedule of all accounts and trade payables of the Business as of the Effective Date that have a balance of in excess of $5,000, including the dollar amounts thereof (such accounts and trade payables being referred to as

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

"Accounts Payable"). All such payables of American have arisen in the ordinary course of business, and no such payables are more than 45 days past due, except for those account or trade payables with respect to which there is an amount disputed in good faith and which are marked "Disputed" on Schedule 3.1.15. All Accounts Payable are accurately reflected in the Financial Statements. Other than those Accounts Payable set forth in Schedule 3.1.15, there are no accounts or trade payables by American which either individually or in the aggregate are material to the Business.

          3.1.16    Title to Properties; Encumbrances.  Except as set forth in
Schedule 3.1.16 hereto,

               (i) American has good and marketable title to all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

               (ii) Since the Balance Sheet Date,

                    (x) American has incurred no indebtedness or liabilities with respect to any of the Assets except those listed as Permitted Encumbrances;

                    (y) American has not received any notice of default under any of its liabilities, nor, is any such notice pending or do reasons exist for the giving of such notice.

          3.1.17    Leases.

                  (i) Schedule 3.1.17 contains a list of each lease pursuant to which American leases real or personal property (collectively, the "Leases").

                  (ii) Each of the Leases is in full force and effect in accordance with its terms, no Lease has been modified or amended in writing, and American has not received any written notice of any breach or default with respect to a Lease.

          3.1.18    Patents, Trademarks, and Similar Rights.

          (i) American has the sole and exclusive right to use all patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, and other intangible property, and any applications for the same, owned by American or the Shareholders and used in the Business, and all goodwill associated with such intangible property (collectively, the "Intangible Property"), and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights;

          (ii) American has the right to use all Intangible Property which is currently used by American in connection with the Business either as provided in clause (i) above or as licensed or authorized by others, and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights;

          (iii) No claims have been asserted by any person or entity for the use of any such Intangible Property or challenging or questioning the validity or effectiveness of any such license or agreement, and the Shareholders have no knowledge of any valid basis for any such claim;

          (iv) The use of such Intangible Property by American does not infringe on the rights of any person or entity and no proceedings have been instituted, are pending, or threatened that challenge the rights of American in respect thereof; and

          (v) None of American's Intangible Property rights, to the best of the Shareholders' knowledge, are being infringed by the products, activities, operations, trade names, trademarks, service marks, trade dress rights or copyrights of any other person or persons and none are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

          3.1.19 Insurance. American has heretofore made available for inspection by Omni a true and complete copy of all policies of fire, liability, workers' compensation, and other forms of insurance owned or held by American. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are in such amounts and insure against such losses and risks and provide such coverage as, in the opinion of American, is adequate to protect the Business as it is currently conducted.

          3.1.20 No Benefit Plans; Absence of PBGC Lien. Except for American's 401(k) plan and its disability and hospitalization plan, which will be continued or replaced by Omni for at least twelve (12) months after the Effective Date of this Agreement, neither American nor any Affiliate (as defined in Section 8.2 of this Agreement) maintains any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, that covers any employee or former employee of American. None of the Assets are subject to a lien in favor of the Pension Benefit Guaranty Corporation.

          3.1.21    Documents; Commitments.

          (i) The Shareholders have delivered or made available to Omni the following documents, each of which is true and complete:

                (A) Copies of all documents listed in Schedule 3.1.21, which is a listing of every material contract, agreement, or other commitment, written or oral, to which American is a party or has succeeded to a party by assumption or assignment or in which it has a beneficial interest. For the purposes of this Agreement, any contract or agreement shall be deemed material if the Business taken as a whole is substantially dependent upon it, if it involves a financial obligation of or benefit to the Business in excess of $100,000, if the contract is not made in the ordinary course, or if it constitutes a management contract or employment contract (excluding oral agreements that arise by operation of law), but excluding quotations given to customers of American in connection with estimates of the cost of future work; and

                (B) Copies of all product bulletins, technical bulletins, or other advertising or sales materials currently used in connection with the Business.

                (ii) American does not have (A) any outstanding sales contracts or commitments that are reasonably expected to result in any loss to the Business upon completion of performance thereof or (B) any outstanding bids or sales or service proposals quoting prices that are not reasonably expected to result in a profit consistent with past practice.

               (iii) American is not restricted by agreement from carrying on the Business anywhere in the world.

          3.1.22    Labor Matters.

                (i) Neither American nor any employee employed by American is a party to or is covered by any labor agreement with any collective bargaining representative representing employees of American.

                (ii) American is operating in material compliance with all applicable law respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices and no charges or proceedings before the National Labor Relations Board, or similar agency, exist or are threatened.

                (iii) There are no unfair labor practice complaints, labor disputes, work stoppages, or union organization efforts, or threats of the foregoing, directed against any of the operations of the Business.

                (iv) No legal proceedings, charges, complaints, or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (A) antidiscrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (B) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (C) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246; (D) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (E) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims, whether valid or not.

          (v) With respect to each person employed by American on or after December 31, 1995, and who actually commenced such employment on or after November 6, 1986, (i) American hired such person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and (ii) American has complied with all record keeping and other regulatory requirements under IRCA.

          (vi) American has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. American has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending as of the Closing Date. It shall be the obligation of the Shareholders to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement.

          (vii) To the best of the Shareholders' knowledge, American is in full compliance with the provisions of the Americans with Disabilities Act (the "ADA") as of the Closing Date.

          3.1.23    Personnel.

                  (i) Schedule 3.1.23 sets forth (A) the name and current annual salary (or rate, if an hourly or day rate employee) and other compensation (including, without limitation, normal bonus, profit sharing and other compensation) now payable by American to each employee, (B) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by American to each such person, (C) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by American to, or made to American by, any director, officer or employee, (D) all other material transactions between American and any director, officer or employee of American since March 31, 1997, and (E) all accrued but unpaid vacation pay and any other compensation owing to any officer or employee which is not disclosed on the Financial Statements. Full payment has been made of all compensation and other employee benefit amounts which American was required to have paid to each employee (including all accrued vacation pay) on or prior to the Closing Date (excluding any amounts not yet due).

                (ii) American's relationship with its respective employees is good and the Shareholders have no knowledge of any facts which would indicate that American's employees will not continue in its employ following the Closing.

          3.1.24    No Breach.

          (i) Each Permit, contract, agreement, deed of trust, lease, policy, license, plan, commitment, arrangement, and understanding (whether evidenced by a written document or otherwise) referred to in this Agreement or in any Schedule or Exhibit hereto or which is otherwise material to the Business, under which American has any right, interest, or obligation (A) is in full force and effect and (B) is not subject to any threatened amendment, cancellation, or outstanding dispute.

          (ii) American is not in breach of, and there does not exist any default or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which, with the giving of notice or the lapse of time or both, would become a breach or default, and there is no basis for any valid claim of a default in any respect with regard to any contracts or agreements which may be affected by the execution of this Agreement.

          3.1.25 Consents, Permits, Etc. Except as set forth in Schedule 3.1.25, no consent, approval, authorization, or permit from any person, entity or governmental authority is necessary to the consummation of the transactions contemplated by this Agreement. All such consents, permits, approvals and authorizations listed in Schedule 3.1.25 have been either obtained or waived.

          3.1.26 Litigation. There is no litigation, proceeding, arbitration, administrative or other proceeding or audit, inquiry or investigation pending, or controversy (an "Action") pending, or to the best knowledge of the Shareholders, threatened by or against, or involving American or any directors, officers, or employees thereof in their capacity as such or that question or challenge the validity of this Agreement, or any action taken or to be taken by the Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby, and to the knowledge of the Shareholders, there is no valid basis for any such Action. No such Action would, if adversely decided, have a material adverse effect on the Business taken as a whole or, after the Closing Date, on the ability of Omni to conduct the Business.

          3.1.27    Compliance With Applicable Law; Adverse Restrictions.
Except as set forth in Schedule 3.1.27 hereto, the operations of American are being conducted in material compliance with (i) all applicable Permits, licenses, orders, writs, injunctions, judgments, decrees, or awards of all courts and governmental and regulatory authorities, and (ii) to the knowledge of the Shareholders, all laws (statutory or otherwise), ordinances, rules, regulations, by-laws, and codes of all governmental and regulatory authorities, whether federal, state, or local (individually, a "Law" and collectively, "Laws") that are applicable to the Assets or the Business (including, without limitation, those related to public or occupational safety, pollution and protection of the environment, and hazardous or other waste disposal). American has not received any written notification of any asserted present failure to comply with any Law, except for failures that in the aggregate are not and were not material to the conduct of the Business as a whole and which American has taken steps to correct or contest in good faith.

          3.1.28  Customers and Suppliers.

          (i) Since March 31, 1997, there has not been any adverse change in the business relationship of American with any customer, distributor, or supplier that is material to the business or financial condition of the Business taken as a whole. To the knowledge of the Shareholders, no customer or supplier of American will cease to do business with the Business after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of the Business. American has not experienced any difficulties in obtaining any inventory, supplies, equipment or other items necessary to the operation of its business, and, to the knowledge of the Shareholders, no such shortage of supply of inventory, supplies, equipment or other items is threatened or pending. American is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

          (ii) Except as set forth in Schedule 3.1.28 hereto, no shareholder, officer, director or employee of American, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier or customer of American or in any person from whom or to whom American leases any real or personal property, or in any other person with whom American is doing business.

          3.1.29    Environmental Laws and Regulations.  Except as set forth in
Schedule 3.1.29,

          (i)(A) The ownership and operations of the "Subject Property," as defined below, and any use, storage, treatment, disposal, or transportation of "Hazardous Substances," as defined below, that has occurred in or on the Subject Property while owned by the Shareholders but prior to the date of this Agreement have been in compliance with "Environmental Requirements," as defined below; (B) during the ownership, occupancy and operation of the Subject Property by American, or, to the knowledge of the Shareholders, prior to American's ownership, occupancy or operation, no release, leak, discharge, spill, disposal, or emission of Hazardous Substances has occurred in, on, or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (C) to the best of the Shareholders' knowledge, the Subject Property is free of Hazardous Substances as of the date of this Agreement; (D) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; and (E) to the best of the Shareholders' knowledge, there is no ACM (as defined below), within the Subject Property, whether friable or non-friable, and there are no above-ground or underground storage tank systems ("Tank Systems") located at the Subject Property.

               (ii) Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state, and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

     "Hazardous Substance" means (i) any "hazardous substance" as defined in 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. (S)(S) 9601 et seq.)("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) asbestos or asbestos-containing material ("ACM"); or (iv) any additional substances or materials which have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

     "Subject Property" means any and all immovable property owned by, leased by or used by American in connection with the Business or otherwise at any time during its corporate existence.

          3.1.30 Effectiveness of Representations and Warranties. All of the representations and warranties of American and the Shareholders in this Agreement shall be true in all material respects on the Closing Date and shall be deemed to have been made again by each of them on and as of the Closing Date.

     3.2 Representations and Warranties of Omni. Omni represents and warrants to each of the Shareholders as follows:

          3.2.1 Completeness and Accuracy of Registration Statement. The Registration Statement contains a complete and accurate description of Omni's business and financial condition as of the date thereof.

          3.2.2 Validity of Omni Common Stock. The shares of Omni Common Stock to be issued to the Shareholders in the Merger shall be duly authorized, fully paid and non-assessable.

          3.2.3     Organization.

                (i) Omni is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana, with the corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                (ii) The copy of the Articles of Incorporation and all amendments thereto of Omni, as certified by the Secretary of State of the State of Louisiana, and the By-laws, as amended to date, of Omni, as certified by its Secretary and delivered to the Shareholders, are true, complete, and correct copies of the respective Articles of Incorporation and By-laws, as amended and currently in effect, of Omni.

          3.2.4 Qualification. Omni is licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it conducts its business, except where the failure to so qualify would not have a material adverse effect on the business or financial condition of Omni taken as a whole.

          3.2.5 Authority. Omni has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Omni of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of Omni; no other corporate proceedings on the part of Omni or any other person or entity, whether pursuant to the Articles of Incorporation or By-laws of Omni or by law or otherwise, are necessary to authorize Omni to enter into this Agreement, or to consummate the transactions contemplated hereby; and this Agreement is the legal, valid, and binding obligation of Omni. This Agreement has been duly executed and delivered by Omni and constitutes a valid and binding obligation of Omni, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

          3.2.6 Effectiveness of Representations and Warranties. All of the representations and warranties of Omni in this Agreement shall be true in all material respects on the Closing Date and shall be deemed to have been made again by it on and as of the Closing Date.

                                   SECTION 4.
                             PRE-CLOSING COVENANTS

     4.1 Access to Properties and Records. Until the Effective Time, American and each of the Shareholders shall allow Omni and its authorized representatives full access, during normal business hours and on reasonable notice, to all of American's plants, properties, offices, vehicles, equipment, inventory and other assets, documents, files, books and records, in order to allow Omni a full opportunity to make such investigation and inspection as they desire of the Business and assets. American and the Shareholders shall further use their best efforts to cause the employees, counsel and regular independent certified public accountants of American to be available upon reasonable notice to answer questions of Omni's representatives concerning the business and affairs of American, and shall further use their best efforts to cause them to make available all relevant books and records in connection with such inspection and examination, including without limitation work papers for all audits and reviews of financial statements of American.

     4.2 Conduct of Business. From and after the date of this Agreement and until the Closing Date, each of American and Omni shall conduct their respective businesses in the ordinary course and consistently with past practice, except as expressly required or otherwise permitted by this Agreement, and shall not take or permit any action which would cause any of the representations made in
Section 3 not to be true and correct on the Closing Date.

     4.3 Public Statements. Prior to the Effective Time, none of the parties to this Agreement shall, and each party shall use its best efforts so that none of its advisors, officers, directors or employees shall, except with the prior written consent of the other parties, publicize, announce or describe to any third person, except their respective advisors and employees, the execution or terms of this Agreement, the parties hereto or the transactions contemplated hereby, except as required by law or as required pursuant to this Agreement to obtain the consent of such third person; provided, in any case, that Omni may make such disclosures and announcements as may be necessary or advisable under applicable securities laws.

     4.4  No Solicitation.    The Shareholders and American will not, prior to
the Effective Time or the termination of this Agreement pursuant to Section 7, (nor will they permit any of their affiliates or any of American's officers, directors or agents to) directly or indirectly solicit or participate or engage in or initiate any negotiations or discussions, or enter into or authorize any agreement or agreements in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any significant part of American's business and properties or any of its capital stock whether by merger, purchase of assets, purchase of stock or otherwise.
The Shareholders and American will notify Omni promptly upon receipt of any inquiry, offer or other communication from any third party regarding any such activities.

      4.5 No Stock Splits or Dividends. American shall not declare or pay any dividend on or permit any reclassification or recapitalization with respect to shares of American capital stock, or the establishment of a record date for any of the foregoing, to occur during the period between the date of this Agreement and the Effective Time.

     4.6 Notification as to Representations. Each of the parties hereto will promptly disclose in writing to the other any information contained in its representations and warranties or on the schedules related thereto that, because of an event occurring after the date hereof, is incomplete or no longer correct. Such disclosure will not be deemed to modify the representations and warranties of such party or such schedule, as the case may be.

                                   SECTION 5
                             ADDITIONAL AGREEMENTS

     5.1  Legal Requirements to Merger.  Subject to the conditions set forth in
Section 6 and to the other terms and provisions of this Agreement, each of the parties to this Agreement agrees to take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements applicable to each of them with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger. Each of American, the Shareholders and Omni will take all reasonable actions necessary to obtain, and will cooperate with each other in obtaining, any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private party, required to be obtained or made by it in connection with the Merger or the taking or any action contemplated by this Agreement.

     5.2 Further Assurances. After the Effective Time, each of American, the Shareholders and Omni will, at their own expense, take all appropriate action and execute all documents, instruments or conveyances which may be reasonably necessary to carry out the provisions of this Agreement.

     5.3 Expenses, Transfer Taxes, Etc. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel, actuaries, accountants and other experts) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party.

      5.4 Confidentiality. Until the Effective Time and subsequent to the termination of this Agreement pursuant to Section 7, each of the parties will keep confidential and will not disclose to any third party any information obtained by it in connection with this Agreement except (a) that information may be disclosed by the parties to their advisors in connection with the negotiation of and the activities conducted pursuant to this Agreement, (b) to the extent that such information is or becomes generally available to the public through no act or omission of Omni in violation of this Agreement and (c) to the extent permitted by Section 4.3 hereof.

     5.5 Employment Agreements. At the Closing, each of Omni and Mr. Ward will execute and deliver the Employment Agreement.

     5.6 Corporate Name. After the Effective time, the Surviving Corporation shall have the right to use the corporate name "American Helicopter Drilling Inc." and any derivatives or combinations thereof and none of the Shareholders shall use or attempt to use such name or any derivative or combination thereof as the corporate name of a corporation, partnership or other entity, an assumed name, a trade name or in any other manner.

     5.7 Lease Agreement. Shareholders agree to lease to Omni and Omni agrees to lease from Shareholders all of the lands and buildings on which American's operations are conducted as of the date hereof or on which they are being conducted as of the Closing Date. The terms of such lease shall be as set forth in the Lease Agreement attached hereto as Exhibit 5.7 (the "Lease Agreement").

     5.8 Retention of American Employees. Omni agrees that it intends to retain each of the American employees listed in Schedule 3.1.23 subsequent to the Closing; provided that nothing in this Section 5.8 shall in any way restrict Omni's right to terminate any of such employees for cause.

                                   SECTION 6
                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, where permissible, waiver by such party of the following conditions at or prior to the Effective Time:

          6.1.1 No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other governmental entity which prohibits or restricts the consummation of the Merger and no action, suit, claim or proceeding by a state or federal governmental entity before any court or other governmental entity shall have been commenced and be pending which seeks to prohibit or restrict the consummation of the Merger, other than actions, suits, claims and proceedings which, in the reasonable opinion of counsel to the parties hereto, are unlikely to result in an adverse judgment; provided, however, that before any determination is made to the effect that this condition has not been satisfied, American and Omni shall each use all reasonable efforts and take such actions as may be reasonably necessary, at its own expense, to have such order, stay, judgment or decree lifted or dismissed and any such suit, action or proceeding dismissed or terminated.

          6.1.2 All filings with and notices to and all consents and waivers from the third parties listed in Schedule 3.1.25 shall have been made or obtained.

      6.2 Conditions to Obligations of Omni. The obligations of Omni to effect the Merger are subject to the satisfaction of the following conditions unless waived by Omni:

          6.2.1 The Registration Statement shall have been declared effective and the Initial Public Offering shall have been closed;

          6.2.2 The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and American and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          6.2.3 All consents and approvals of governmental entities or third parties necessary for consummation of the Merger by the parties shall have been obtained, other than those which, if not obtained, would not in Omni's judgment have a material adverse effect on any party's ability to consummate any of the transactions contemplated hereby or on the Business and properties of American.

          6.2.4 Omni shall have received the opinion of Joseph B. Dischinger, P.C., counsel to American and to the Shareholders, dated the Effective Time, which will be substantially to the effect that:

                (i) American is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana;

                (ii) American has the corporate power to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action taken on the part of American.

                (iii) This Agreement has been duly executed and delivered by American and the Shareholders, and is a valid and binding obligation of each enforceable against each in accordance with its terms, except (A) as enforceability may be limited by any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; (B) such enforceability is subject to general principles of equity; and (C) no opinion need be expressed regarding the enforcement of the choice of law provision of Section 9.4;

                (iv) The Merger has been approved by the Shareholders in accordance with the Montana Act and, assuming proper corporate action on the part of Omni and compliance with the LBCL, the Merger will be effective under the Montana Act upon proper filing of the Certificate of Merger in the State of Montana;

                (v) To such counsel's knowledge, based upon review of American's Articles of Incorporation, By-laws, corporate minute book and certificates representing American Common Stock, American's stock records and certificates of officers of American, as of the date hereof, the authorized capital stock of American consists of 50,000 shares of American Common Stock, 100 of which are validly issued and outstanding.

                (vi) Neither the execution and the delivery of this Agreement by American, nor the consummation of the transactions contemplated hereby, will (A) violate any of the provisions of the Articles of Incorporation or By-laws of American; or (B) to such counsel's knowledge, except as disclosed in an Exhibit or Schedule to or set forth in this Agreement, conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any court order, consent decree, note, bond, mortgage, indenture, deed of trust, or any license or agreement, or any other instrument or obligation binding on American or constitute a default thereunder, or result in the creation of any Encumbrance upon any of the assets of American.

          As to any matter in such opinion which involves matters of fact or matters relating to laws other than United States federal, or Montana law, such counsel may rely, without independent investigation, upon the certificates of officers and directors of American and of public officials, reasonably acceptable to Omni. Such counsel need not render any opinion with respect to any federal or state securities laws.

          6.2.5 Omni shall have had a full opportunity to conduct inspections of the operating assets and books and records of American.

          6.2.6 American shall have provided Omni certified copies of its Articles of Incorporation and By-laws and certificates of existence, good standing and qualification to do business as a foreign corporation, certified by the appropriate state authorities in American's state of incorporation and applicable Material Jurisdictions.

          6.2.7 Omni shall have received a certificate of a duly authorized officer of American, dated the Closing Date, certifying as to the incumbency of any person executing this Agreement or any certificate or other document delivered in connection with this Agreement and certifying as to such other matter as Omni shall reasonably request.

          6.2.8 Omni will be reasonably satisfied, and shall have received a certificate of each of the Shareholders and of the president of American that the condition specified in Section 6.2.2 has been fulfilled.

          6.2.9 Omni shall have received Schedule 3.1.29 and shall be satisfied, in its sole discretion, that the information set forth therein will not in any manner impair the operations or profitability of, or expose Omni to liabilities which, in its discretion, are unacceptable.

      6.3 CONDITIONS TO OBLIGATIONS OF AMERICAN AND SHAREHOLDERS. The obligations of American and the Shareholders to effect the Merger are subject to the satisfaction for the following conditions, unless waived by American and each of the Shareholders:

          6.3.1 All consents and approvals of governmental entities or third parties necessary for consummation of the Merger by the parties, shall have been obtained, other than those which, if not obtained, would not have a material adverse effect on any party's ability to consummate any of the transactions contemplated hereby. Omni shall have used its best efforts to obtain all necessary permits, authorizations, consents and approvals required by such governmental entities prior to the Closing Date.

          6.3.2 American and the Shareholders shall have received a certificate of a duly authorized officer of Omni, dated the Closing Date, and certifying as to the incumbency of any person executing this Agreement or any certificate or other document delivered in connection with this Agreement and certifying such other matters as American or the Shareholders shall reasonably request.

          6.3.3 The Registration Statement shall have been declared effective and the Initial Public Offering shall have been closed.

          6.3.4 The Shareholders shall have received a certificate of a duly authorized officer of Omni, dated the Closing Date, and certifying that the representations and warranties of Omni set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and that Omni has performed in all material respects or had waived all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          6.3.5 The Shareholders shall have received the opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to Omni, dated the Effective Time, which will be substantially to the effect that:

          (i) Omni is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana;

          (ii) Omni has the corporate power to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action taken on the part of Omni;

          (iii) This Agreement has been duly executed and delivered by Omni, and is a valid and binding obligation of each enforceable against each in accordance with its terms, except (A) as enforceability may be limited by any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; (B) such enforceability is subject to general principles of equity; and (C) no opinion need be expressed regarding the enforcement of the choice of law provision of
Section 9.4;

          (iv) The Merger has been approved by Omni in accordance with the LBCL and, assuming proper corporate action on the part of American and the Shareholders and compliance with the Montana Act, the Merger will be effective under the LBCL upon proper filing of the Certificate of Merger in the State of Louisiana;

          (v) To such counsel's knowledge, based upon review of Omni's Articles of Incorporation, By-laws, corporate minute book, Omni's stock records and certificates of officers of Omni, as of the date hereof, the authorized capital stock of Omni consists of 45,000,000 shares of Omni Common Stock, 15,500,000 of which are validly issued and outstanding.

          (vi) Neither the execution and the delivery of this Agreement by Omni, nor the consummation of the transactions contemplated hereby, will (A) violate any of the provisions of the Articles of Incorporation or By-laws of Omni, or
(B) to such counsel's knowledge, except as disclosed in an Exhibit or Schedule to or set forth in this Agreement, conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any court order, consent decree, note, bond, mortgage, indenture, deed of trust, or any license or agreement, or any other instrument or obligation binding on Omni or constitute a default thereunder, or result in the creation of any Encumbrance upon any of the assets of Omni.

          As to any matter in such opinion which involves matters of fact or matters relating to laws other than United States federal, or Louisiana law, such counsel may rely, without independent investigation, upon the certificates of officers and directors of Omni and of public officials, reasonably acceptable to the Shareholders. Such counsel need not render any opinion with respect to any federal or state securities laws.

                                   SECTION 7
                           TERMINATION AND AMENDMENT

     7.1  Termination.   This Agreement may be terminated and the Merger may be
abandoned at any time prior to the Effective Time:

          7.1.1     by mutual consent of American and Omni;

          7.1.2 by American or Omni, if any permanent injunction or other order of a court or other competent governmental entity preventing the consummation of the Merger shall have become final and nonappealable; or

          7.1.3 by American, Omni or any Shareholder if the Merger shall not have been consummated on or before December 31, 1997; provided, that the right to terminate this Agreement under this Section 7.1 shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement has resulted in the failure of the Merger to occur on or before such date.

     7.2 Effect of Termination. In the event of a termination of this Agreement by either American or Omni as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation under any provisions hereof on the part of American, Omni or their respective officers, directors or stockholders, except (a) pursuant to the covenants and agreements contained in Section 5.3 and Section 5.4 and this Section 7.2 and (b) to the extent that such termination results from the willful material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching party shall have a right to recover its damages caused thereby.

      7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, in their respective sole discretion and to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party.

                                 SECTION 8
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1  Survival; Indemnification.

          8.1.1 The covenants, representations and warranties and agreements of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date in accordance with their terms.

          8.1.2 The Shareholders and their successors and assigns (each an "Indemnitor"), jointly and severally, hereby agree to indemnify each Indemnitee and Indemnitee Affiliate (as each is defined in Section 8.2 of this Agreement) against and agree to hold it harmless from any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit, proceeding, claim, investigation, or other loss) (a "Loss") incurred or suffered by such Indemnitee or Indemnitee Affiliate arising out of or relating to:

                (i) Any breach of any covenant or agreement or any inaccuracy or omission in any representation or warranty made by them pursuant to this Agreement;

                (ii) Any taxes attributable to any Pre-Closing Tax Period; and

                (iii) U.S. or any state or local Environmental Laws and relating to conditions, events, actions, violations, obligations, or circumstances that exist in whole or part prior to the Closing Date.

          8.1.3 Omni and their successors and assigns (each an "Indemnitor"), jointly and severally, hereby agree to indemnify each Indemnitee and Indemnitee Affiliate (as each is defined in Section 8.2 of this Agreement) against and agree to hold it harmless from any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit, proceeding, claim, investigation, or other loss) (a "Loss") incurred or suffered by such Indemnitee or Indemnitee Affiliate arising out of or relating to any breach of any covenant or agreement or any inaccuracy or omission in any representation or warranty made by them pursuant to this Agreement.

          8.1.4 Nothwithstanding any other provisions of this Section 8, neither the Shareholders, American or Omni shall be liable:

          (a) for Losses arising under this Section 8.1 after such time as such party shall have paid an aggregate of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000) in satisfaction of claims made pursuant to the provisions hereof, or

          (b) for indemnification relating to any

                (i) breach of any covenant, except the covenant of confidentiality after termination pursuant to Section 7 (as set forth in Section 5.4 above) or covenants regarding the rights to the American Helicopter Drilling name (as set forth in Section
                5.6 above); or

                (ii) inaccuracy or omission in any representation or warranty made pursuant this Agreement;

unless notice providing specific details of the alleged breach or misrepresentation is delivered to the other party within three years of the Closing Date and a lawsuit is commenced within one year of such notice.

     8.2 Definitions. For the purpose of this Agreement, the following terms have the following meanings:

          8.2.1 "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such other person.

          8.2.2 "Indemnitee" means, with respect to the obligations of the Shareholders under this Section 8, Omni and its Affiliates and, with respect to the obligations of Omni under this Section 8, American, its Affiliates or the Shareholders.

          8.2.3 "Indemnitee Affiliate" means the employees, successors, and assigns of each Indemnitee and, with respect to each corporate Indemnitee, its directors, officers, and shareholders.

          8.2.4 "Pre-Closing Tax Period" means any tax period ending on or before the close of business on March 31, 1997, or, in the case of any tax period which includes, but does not end on, March 31, 1997, the portion of such period up to and including March 31, 1997.

          8.2.5 "Tax" or "Taxes" shall mean (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and (ii) liability for the payment of any amounts of the type described in (i) as a result of any express obligations to indemnify any other person.

     8.3  Control of Litigation.

          (a) The Indemnitees and Indemnitee Affiliates agree to give prompt notice to the Indemnitors of the assertion of any claim, or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought under Section 8.1.2 or Section 8.1.3 of this Agreement and of any Loss which any such Indemnitee deems to be within the ambit of Section 8.1.2 or Section 8.1.3 of this Agreement (specifying with reasonable particularity the basis therefor) and will give the Indemnitors such information with respect thereto as the Indemnitors may reasonably request. The Indemnitors may, at their own expense, participate in and, upon notice to such Indemnitee, assume the defense of any such suit, action, or proceeding; provided that the Indemnitors' counsel is reasonably satisfactory to such Indemnitee, the Indemnitors shall thereafter consult with such Indemnitee upon such Indemnitee's reasonable request for such consultation from time to time with respect to such suit, action, or proceeding, and the Indemnitors shall not, without such Indemnitee's consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action, or claim. If the Indemnitors assume such defense, such Indemnitees shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Indemnitors. For any period during which the Indemnitors have not assumed the defense thereof, the Indemnitors shall be liable for the fees and expenses of counsel employed by any Indemnitee; provided, however, that the Indemnitors shall not be liable for the fees or expenses of more than one counsel employed by any Indemnitee in any jurisdiction for all Indemnitees. If the Indemnitees assume the defense thereof, the Indemnitees shall thereafter consult with the Indemnitors upon the Indemnitors' reasonable request for such consultation from time to time with respect to such suit, action, or proceeding and the Indemnitees shall not, without the Indemnitors' consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action or claim.

          (b) No investigation by any Indemnitee or Indemnitee Affiliate prior to the Closing Date shall relieve any Indemnitor of any liability hereunder.

     8.4 Cooperation on Tax Matters. American and Omni shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Omni and American agree (a) to retain all books and records which are relevant to the determination of the Tax liabilities pertinent to the Assets relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Omni or American, as the case may be, shall allow the other party to take possession of such books and records.

                                 SECTION 9
                            MISCELLANEOUS PROVISIONS

     9.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

     9.2 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2, with appropriate notice in accordance with Section 9.7 of this Agreement.

     9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana (without regard to its conflicts of law doctrines).

     9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

      9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to American or the Shareholders:

     David Ward

     2580 W. County Road 14
     Loveland, Colorado  80537

     If to Omni:

     OMNI Energy Services Corp.
     4484 Interstate 49, North
     Lafayette, Louisiana  70520
     Attention: Roger Thomas, President

     9.7 Specific Performance. Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

     9.8 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.9 Entire Agreement. This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     9.10 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     9.11 Schedules and Exhibits. All Schedules and Exhibits attached hereto are hereby incorporated in and made a part as if set forth in full herein.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              AMERICAN HELICOPTER DRILLING INC.


                              By: /s/ David Ward
                                 -------------------------
                                 David Ward, President

                              OMNI ENERGY SERVICES CORP.


                              By: /s/ Roger E. Thomas
                                 --------------------------
                                 Roger E. Thomas, President

                              SHAREHOLDERS

                              /s/ David Ward
                              -----------------------------
                              David Ward

                              /s/ Linda Ward
                              -----------------------------
                              Linda Ward

     THIS EXHIBIT OMITS THE FOLLOWING SCHEDULES AND EXHIBITS. THE COMPANY WILL SUPPLEMENTALLY FURNISH THE COMMISSION A COPY OF ANY SUCH SCHEDULES OR EXHIBITS UPON REQUEST:

Schedule                  Title
--------    -------------------------------------
     1.4  Ownership of American Common Stock

  3.1.10  Permitted Encumbrances

  3.1.12  Changes Since March 31, 1997

  3.1.15  Receivable and Payables

  3.1.16  Encumbrances on Properties

  3.1.17  Leases

  3.1.21  Material Contracts

  3.1.23  Personnel

  3.1.25  Consents and Permits

  3.1.27  Compliance with Applicable Law

  3.1.29  Environmental



Exhibit                  Title
--------  -------------------------------------
     2.1  Employment and Non-Competition
          Agreement Between the Company and
          David Ward

     5.7  Lease Agreement Between the Company
          and David and Linda Ward